Better For You Wellness Enters Equity Purchase
Agreement with Williamsburg Venture Holdings

Columbus, Ohio -- Better For You Wellness, Inc. (OTC: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, is pleased to announce that, subsequent to the Term Sheet entered into on September 17, 2021, between Better For You Wellness, Inc. and Williamsburg Venture Holdings, LLC ("WVH") that was disclosed and announced on September 21, 2021, the Company has entered into a binding Equity Purchase Agreement and Registration Rights Agreement with WVH for the purchase of up to $30,000,000 of Better For You Wellness, Inc. Common Stock.

The Equity Purchase Agreement provides that WVH is committed to purchasing the Company's Common Shares with an aggregate offering price of up to $30,000,000. The Company intends to use net proceeds from this transaction for expansion, acquisitions, legal costs, filing fees, and other general purposes.

For more details, please refer to the Company's Form 8-Ks filed with the Securities and Exchange Commission at https://www.sec.gov.

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTC: BFYW) is a Columbus, Ohio-based Company that is pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire three different companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Forward-Looking Statements

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